Exhibit 10.21

1 Terminal Drive  •  Plainview, New York 11803 U.S.A.  •  Phone (516) 677-0200  •  Fax (516) 677-0380  •  www.veeco.com

December 22, 2015

Dr. William J. Miller

[address]

Dear Bill:

I am very pleased to confirm the details of your promotion to President.  The elements of your compensation package are as follows:

•                  Effective January 4, 2016, your bi-weekly base salary will be increased to $17,692.31, which, when annualized, is equal to $460,000.  This will serve as your base salary for 2016.

•                  Your Management Bonus Plan target has been increased, effective January 1, 2016, from 80% to 100% of your base salary for the plan year (January 1 through December 31).

•                  The Compensation Committee of the Board of Directors has approved a time-based restricted stock award in connection with your promotion with a value at the Grant Date equal to $250,000. This award will vest 100% on the third anniversary of the award, subject to your continued employment.  Your award will be granted, and the number of shares of Common Stock underlying your award will be determined, on January 4, 2016.  You will be eligible for an additional award in connection with the Company’s 2016 equity program.

•                  As President, the Veeco Stock Ownership Guideline applicable to you has increased from two times your base salary to three times your base salary.

All of the other elements of your current compensation and benefits will continue unchanged.  This letter is not a contract of employment and this letter does not alter the “at-will” nature of your employment with Veeco.  This means that the employment relationship is non-contractual, for no fixed period and may be terminated by you or by Veeco at any time, with or without cause.

Bill, I’d like to personally congratulate you and wish you much success in your new role at Veeco.

Sincerely,

/s/ John R. Peeler

John R. Peeler
Chairman and Chief Executive Officer

Innovation.  Performance.  Brilliant.